Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results

CHESTERFIELD, MO, July 31, 2014 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2014.

Net sales for the quarter were $14.5 million, a 6.2 percent decrease from the second quarter last year. Net U.S. sales totaled $10.8 million, down from second-quarter 2013 net sales of $11.8 million. Net sales outside of the United States increased 1.8 percent in the second quarter of 2014 compared to the prior-year quarter, buoyed by a sales increase of 14.5 percent in Europe.

The net loss for the second quarter of 2014 was $289,000 or $0.02 per diluted share, compared to a net loss of $214,000 or $0.02 per diluted share in the 2013 second quarter. The loss from operations for the second quarter of 2014 was $475,000 compared to a loss of $222,000 in the same quarter of 2013.

Net sales in Europe increased to $2.24 million in the second quarter of 2014 compared to $1.96 million in the prior-year second quarter. “Europe continues to lead all markets in growth,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “The second quarter of 2014 marked Reliv Europe’s 19th consecutive quarter of increased net sales when compared to the prior-year quarter. Sales in Reliv Europe made up 15.5% of total Reliv sales in the second quarter. We anticipate continued growth and are taking steps to build on this momentum.”

“In the United States, Reliv lowered the sales volume needed to qualify for higher distributor profit levels as a promotion in the fall of 2013 and made those reduced qualification levels permanent starting in 2014,” said Montgomery. “We believe in the long term that this change will make the Reliv business opportunity more accessible to new people and facilitate distributor advancement. In the short term, the change has not yet increased the number of new distributors to make up for the reduced volume qualification requirements. We have developed strategies and are actively pursuing others to expand our distributor base.”

“One of these strategies is the LunaRich® Super Pack, launched at the end of the first quarter of this year. The Super Pack leverages both our new qualification level structure and our exclusive rights to LunaRich technology to create an efficient new way for distributors to quickly move product,” Montgomery said. “The Super Pack includes a four-month supply of our two most popular products, Reliv Now® and LunaRich X™, and offers an immediate 25% discount on the retail price of the Super Pack for those who sign up as distributors. Ordering additional Super Packs provides additional discount incentives. We believe the Super Pack provides a clear focus for current distributors and simplifies getting people started with Reliv.”

Reliv introduced a new online business success training program for distributors on May 31. “The training program walks distributors through every step in the business-building process, from identifying prospects to getting new distributors started,” Montgomery said. “Short videos featuring Reliv’s top leaders provide instruction and direct viewers to Reliv’s most popular sales tools. Our new webinar series, launched in July, complements the business training with monthly updates on the latest promotions, events and other Reliv news. The training program and webinar series represent a new level of online engagement for distributors and a new means for Reliv to communicate and install sales initiatives. We believe this will lead to increased business activity in the months to come.”

“Our strategic initiative to upgrade web-based technology continues, with a focus on enhancing our distributors’ online presence and facilitating new online sales opportunities. This will be a key step of a series of technology upgrades we believe will help fuel sales growth in the months and years ahead,” Montgomery said.

Net sales for the first six months of 2014 were $28.9 million, which represents a 15.6 percent decrease from the same period in 2013. Reliv’s international net sales increased 1.2 percent in the first half of 2014 compared with the first half of last year. In the United States, net sales declined 20.2 percent.

Reliv reported a net loss of $440,000, or $0.03 per diluted share in the first six months of 2014, compared to net loss of $19,000 or $0.00 per diluted share in the same period of 2013.

Reliv’s total distributor count was 50,700 as of June 30, 2014 – a decrease of 5.0 percent from the same date in 2013 – of which 6,920 are Master Affiliate level and above, an increase of 17.1 percent. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

Reliv had cash and cash equivalents of $4.93 million as of June 30, 2014. This amount compares to $6.66 million as of December 31, 2013 and $4.26 million as of this date last year.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	June 30	December 31
	2014	2013
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,929,321	$6,656,798
Accounts receivable, less allowances of
$29,100 in 2014 and $31,800 in 2013	170,827	148,630
Accounts and note due from employees and distributors	141,345	129,852
Inventories	5,351,760	5,214,690
Other current assets	1,528,073	1,006,099

Total current assets	12,121,326	13,156,069

Other assets	4,990,754	4,511,360
Intangible assets, net	3,060,839	3,195,903
Net property, plant and equipment	6,517,160	6,735,419

Total Assets	$26,690,079	$27,598,751

Liabilities and Stockholders' Equity

Total current liabilities	$7,019,286	$6,649,345
Long-term debt, less current maturities	3,488,876	3,781,607
Other non-current liabilities	427,136	1,037,327
Stockholders' equity	15,754,781	16,130,472

Total Liabilities and Stockholders' Equity	$26,690,079	$27,598,751

Consolidated Statements of Operations
	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$13,355,370	$14,165,463	$26,661,151	$31,054,921
Handling & freight income	1,120,209	1,259,945	2,279,316	3,227,751

Net Sales	14,475,579	15,425,408	28,940,467	34,282,672

Costs and expenses:
Cost of products sold	3,000,412	3,057,940	5,887,262	6,961,798
Distributor royalties and commissions	5,232,967	5,617,245	10,440,254	12,620,448
Selling, general and administrative	6,716,826	6,972,599	13,257,693	14,488,088

Total Costs and Expenses	14,950,205	15,647,784	29,585,209	34,070,334

Income (loss) from operations	(474,626)	(222,376)	(644,742)	212,338

Other income (expense):
Interest income	32,148	38,668	68,272	75,832
Interest expense	(25,367)	(18,493)	(49,635)	(35,995)
Other income (expense)	31,079	(64,544)	6,389	(91,119)

Income (loss) before income taxes	(436,766)	(266,745)	(619,716)	161,056
Provision (benefit) for income taxes	(148,000)	(53,000)	(180,000)	180,000

Net Loss	$(288,766)	$(213,745)	$(439,716)	$(18,944)

Loss per common share - Basic	$(0.02)	$(0.02)	$(0.03)	$0.00
Weighted average shares	12,666,000	12,616,000	12,666,000	12,617,000

Loss per common share - Diluted	$(0.02)	$(0.02)	$(0.03)	$0.00
Weighted average shares	12,666,000	12,616,000	12,666,000	12,617,000

Cash dividends declared per common share	$0.00	$0.02	$0.00	$0.02

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)
	Three months ended June 30,				Change From
	2014		2013		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$10,815	74.7%	$11,828	76.7%	$(1,013)	-8.6%
Australia/New Zealand	429	3.0%	524	3.4%	(95)	-18.1%
Canada	357	2.5%	372	2.4%	(15)	-4.0%
Mexico	190	1.3%	256	1.7%	(66)	-25.8%
Europe	2,244	15.5%	1,960	12.7%	284	14.5%
Asia	441	3.0%	485	3.1%	(44)	-9.1%

Consolidated total	$14,476	100.0%	$15,425	100.0%	$(949)	-6.2%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From Prior Year
	2014		2013
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$21,507	74.3%	$26,938	78.6%	$(5,431)	-20.2%
Australia/New Zealand	861	3.0%	973	2.8%	(112)	-11.5%
Canada	647	2.2%	926	2.7%	(279)	-30.1%
Mexico	415	1.4%	534	1.6%	(119)	-22.3%
Europe	4,573	15.8%	3,979	11.6%	594	14.9%
Asia	937	3.3%	933	2.7%	4	0.4%

Consolidated total	$28,940	100.0%	$34,283	100.0%	$(5,343)	-15.6%

The following table sets forth, as of June 30, 2014 and 2013, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.  For the June 30, 2014 data, the active distributor count for Europe includes our preferred customers in France.  This program began in mid-2013 and the Europe active distributor count as of 6/30/14 includes 2,630 preferred customers.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2014		As of 6/30/2013		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	36,440	5,170	38,860	4,180	-6.2%	23.7%
Australia/New Zealand	1,300	150	1,570	200	-17.2%	-25.0%
Canada	1,270	250	1,260	180	0.8%	38.9%
Mexico	1,130	140	1,150	130	-1.7%	7.7%
Europe	8,190	880	6,490	780	26.2%	12.8%
Asia	2,370	330	4,060	440	-41.6%	-25.0%

Consolidated total	50,700	6,920	53,390	5,910	-5.0%	17.1%

** 30 **